Exhibit 99.1

VIASPACE INVESTOR FACT SHEET

OTCBB:VSPC

Fact Sheet March 2006

MARKET PROFILE

OTC:BB VSPC
Recent Price (1) $ 1.38
Shares Outstanding 284.5 M
Public Float 27M Shares
Avg Daily Volume 58,000

(1) As of 3/17/2006

ABOUT VIASPACE

VIASPACE Inc. (VIASPACE) (OTCBB: VSPC) works to transform proven space and defense technologies from NASA and the US Department of Defense into innovative products. The Company has licensed patents and software technology from the California Institute of Technology (Caltech), which manages the Jet Propulsion Laboratory (JPL) for NASA. Scientists and engineers at JPL developed these technologies over the past decade. The Company plans to leverage the large government R&D investment into commercial products that it believes fulfill high-growth and large market needs and solve today’s complex problems.

VIASPACE SUBSIDIARIES

VIASPACE holds a majority interest (72%) in Direct Methanol Fuel Cell Corporation (DMFCC) as of March 15, 2006. The direct methanol fuel cell was invented and developed at JPL and the University of Southern California (USC) and is protected by 56 issued and 62 pending patents worldwide. DMFCC has licensed these Caltech patents which are needed by methanol fuel cell manufacturers and OEMs to bring their products to market. Methanol fuel cells and disposable fuel cartridges, that recharge the fuel cell offer longer operating time compared to the currently used lithium ion batteries in portable electronic devices such as laptop computers and cell phones. Low cost fuel cartridges with an estimated retail price of around $3 are analogous to disposable batteries; however a cartridge containing 50 ml of methanol could power a laptop for five or more hours which is two to three times longer than the lithium ion battery that currently powers the device. The Company thus believes that there could be a significant market opportunity for disposable methanol cartridges and is targeting this market with partners in Japan, Korea and the US.

<Insert> Image 1: “VIASPACE methanol fuel cartridges for laptop computers”

<Insert> Image 2: “Fuel Cell built into laptop, Disposable Fuel Cartridge Retail Price $3, DMFCC is in the Cartridge Business, Lithium-Ion Battery, Fuel cell provides 2-3x longer operating time vs. battery and instantaneous recharging by replacing cartridge”

Market Opportunity for Direct Methanol Fuel Cells

Direct methanol fuel cells are the industry choice for portable applications to replace lithium ion batteries in many cases. There are major direct methanol fuel cell efforts in Japan and Korea and initial products for sale are expected in 2007. DMFCC has a prototype of a fuel cartridge designed to be inserted into a laptop computer. It is about the size of a pack of cigarettes. DMFCC has been working with the fuel cell industry to ensure that this technology is safe for the consumer. Industry market studies project that in 2010 or 2011 anywhere from 10 to 69 million portable devices (laptops, cell phones, etc.) using fuel cells (methanol and others) could be in service and 0.5 to 3 billion cartridges could be used. With such a very large opportunity it is no wonder that DMFCC, with the rights to the direct methanol fuel cell patents, wants the direct methanol fuel cell industry to succeed and will focus its efforts on this new application. For more information on Direct Methanol Fuel Cell Corporation visit us at: www.dmfcc.com.

Continued on back page (page 2).....

VIASPACE SUBSIDIARIES continued

Arroyo Sciences

Arroyo Sciences Inc. (Arroyo), a wholly owned subsidiary of VIASPACE, is developing products and services based on inference and sensor data fusion technology. Sensor fusion combines data, observations, and inferences derived from multiple sources and sensors to generate reliable decision-support information in critical applications where solution speed and confidence is of the utmost importance. In other words, Arroyo is working on solutions for important and difficult problems, especially in the areas of national and commercial security and asset management. Arroyo’s sensor fusion application platform allows the intelligent use of large volumes of real-time sensor data and enables an entirely new generation of applications that up until now were considered to be prohibitively expensive or intractable.

Arroyo is building upon a cache of intellectual property (IP) developed at NASA/JPL and licensed from Caltech, as well as its own internal development efforts. This IP includes a commercialization license to a real-time inference engine (software platform) called SHINE that was originally developed and used by NASA/JPL for space flight operations. It is intended for systems where inference speed, portability and reuse is of critical importance. SHINE embodies revolutionary concepts in knowledge representation and manipulation that go well beyond traditional expert systems. SHINE can process over 200 million rules per second on desktop class computer processors and may deliver over 100X increase in inference speed over the best comparable commercial product. SHINE is the only inference engine with an extremely small executable size which can be deployed on a chip. SHINE has the potential to help Arroyo deploy sophisticated knowledge bases and computational intelligence in hardware to deliver a new generation of surveillance and homeland and commercial security applications.

Arroyo is also investigating the development of an application platform for a real-time scanning system for isolating individuals wearing or carrying camouflaged explosives. This standoff detection system leverages advances in high resolution infrared photodetectors and sensor processing, and utilizes Arroyo Science’s proprietary and patent pending scanning and pixel interpretation technology for complex “feature of interest” detection based on differential emissivity. A feature of interest may be something like an explosive device or stolen material carried under ones clothing.

<Pictures Insert> Image 3 and 4: “Arroyo Sciences security and defense applications. Advanced scanning applications for cargo screening (above) and innovative approach to human suicide bomber detection (below)”

MARKET OPPORTUNITY

By leveraging the above mentioned core enabling technologies into a sensor fusion software platform, Arroyo plans to position itself as a technology leader and generate near-term and long-term revenues by exploiting business opportunities in the very large commercial and security markets. Rather than compete, Arroyo plans to work in partnership with several large companies to exploit the markets and revenue potential of these technologies. A good example of this is the work on a government sponsored proposal for demonstrating an advanced cargo security container system for trans-global maritime security. Since approximately 2% of containers are inspected in the U.S. today, Arroyo’s efforts can contribute to overall security by intelligently deciding which containers pose risk and should be inspected. The potential for significant revenues exists, especially in the cases where numerous products are involved such as a large number of containers to be tracked, or by providing technology solutions to a very large number of agencies, companies or governments.

For additional information contact:
Dr. Jan W. Vandersande
Director of Communications

Tel (909) 949-1516
email: vandersande@viaspace.com

This fact sheet contains forward-looking statements, including those relating to future events or performance. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by such statements. In evaluating these statements, you should consider various important factors, including the risks outlined in VIASPACE’s periodic filings with the U.S. Securities and Exchange Commission.